Exhibit 10

LICENSE AGREEMENT

This License Agreement is entered into as of May 13, 2005 by and between Retractable Technologies, Inc. (“RTI”), a Texas corporation having a principal place of business at 511 Lobo Lane, Little Elm, Texas, USA and Baiyin Tonsun Medical Device Co., Ltd. (“BTMD”) at No. 2 Industry District of Chinese Academy of Science, Baiyin City, Gansu Province, People’s Republic of China (“PRC”), having a manufacturing facility in Baiyin City, Gansu Province, PRC.

RECITATIONS

WHEREAS, RTI has designed, developed and otherwise acquired rights in SYRINGES HAVING RETRACTABLE NEEDLES and LICENSED SUBJECT MATTER;

WHEREAS, BTMD, RTI and the Chinese Center for Disease Control (“CCDC”) have previously entered into a Memorandum of Understanding (hereinafter the “MOU”) dated May 12, 2005 that outlines principles consistent with the terms and conditions stated herein; and

WHEREAS, RTI desires to assist BTMD in its efforts to manufacture and market SYRINGES HAVING RETRACTABLE NEEDLES in the PRC to promote public health and deter the spread of disease.

NOW, THEREFORE, in consideration of the mutual promises and duties recited herein, RTI and BTMD hereby agree as follows:

I. DEFINITIONS

1.01 The following terms used in this License Agreement and not otherwise defined shall have the following meanings (and any term defined in the singular shall have the same meaning when used in the plural, and vice versa, unless otherwise stated):

1.02 “CALENDAR QUARTER” means three (3) month periods ending March 31, June 30, September 30, and December 31 of each year.

1.03 “EFFECTIVE DATE” means the date this License Agreement receives all approvals required by the competent governmental authorities of the PRC.

1.04 “FACILITY” means the manufacturing plant owned and operated by BTMD in Baiyin City, Gansu Province, PRC, and any other plant location permitted under paragraph 2.09.

1.05 “IMPROVEMENT” means all subject matter learned or discovered by, or as a result of efforts by, employees or agents of BTMD or RTI during TERM that relates to LICENSED PRODUCTS.

1.06 “INFORMATION” means all technical information and know-how, whether or not patentable, including without limitation trade secrets, inventions or discoveries for which patent applications have not been filed on in the PRC, designs, materials, equipment, methods, data,

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specifications, test data and reports, evaluations, operating parameters, plans, forecasts, budget costs, suppliers, sources, customer information and other proprietary business information, however embodied, that relates to LICENSED PRODUCTS and is known to RTI and available for licensing by RTI as of EFFECTIVE DATE.

1.07 “LICENSED PATENTS” means the patents and patent applications identified on Exhibit A, including any modification to Exhibit A made during TERM, and the inventions claimed in the patents and patent applications. Any modifications to Exhibit A will be negotiated separately as to consideration for these added products.

1.08 “LICENSED PRODUCTS” means SYRINGES HAVING RETRACTABLE NEEDLES or component parts thereof, whether assembled or unassembled, that are made using or that incorporate LICENSED SUBJECT MATTER, and such other medical devices having retractable needles or component parts thereof, whether assembled or unassembled, that are made using or that incorporate LICENSED SUBJECT MATTER as may be agreed upon by RTI and BTMD under this License Agreement.

1.09 “LICENSED SUBJECT MATTER” means LICENSED TECHNOLOGY, LICENSED PATENTS and LICENSED TRADEMARKS.

1.10 “LICENSED TECHNOLOGY” means any INFORMATION or IMPROVEMENT.

1.11 “LICENSED TERRITORY” means the “People’s Republic of China” or “PRC.”

1.12 “LICENSED TRADEMARKS” means the trademarks set forth in Exhibit B attached hereto, whether or not registered in LICENSED TERRITORY.

1.13 “SYRINGES HAVING RETRACTABLE NEEDLES” means ½cc immunization syringes, 1cc, 3cc, 5cc or 10cc syringes useful for injecting fluids into a person or animal, which syringes include a barrel, a plunger insertable into the barrel, and a needle that is retractable following injection.

1.14 “TERM” means three (3) years from EFFECTIVE DATE unless extended or sooner terminated pursuant to other provisions of this License Agreement.

II. LICENSE GRANT

2.01 Subject to rights reserved by RTI in paragraph 2.02, and subject to the other terms and conditions stated in this License Agreement, RTI hereby grants to BTMD, and BTMD hereby accepts, a limited exclusive license to manufacture within the FACILITY and a limited exclusive right to sell LICENSED PRODUCTS in the LICENSED TERRITORY during TERM. The license hereby granted does not include the rights to sell LICENSED PRODUCTS inside LICENSED TERRITORY for use or resale outside LICENSED TERRITORY, to sell LICENSED PRODUCTS to competitors, to grant sublicenses, to have LICENSED PRODUCTS manufactured by others for BTMD or for third parties, to manufacture for RTI, to transfer this license to any other person or

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entity, or to enforce LICENSED PATENTS against infringers, without the prior written permission of RTI.

2.02 BTMD acknowledges that RTI retains the right to make, have made, use, offer for sale, sell, import and export LICENSED PRODUCTS in, into and out of the LICENSED TERRITORY.

2.03 RTI hereby grants to BTMD the nonexclusive right to use LICENSED TRADEMARKS on LICENSED PRODUCTS made and sold in LICENSED TERRITORY during TERM subject to Section X and provided that such right is conditioned upon compliance by BTMD with product specifications as defined by RTI and other provisions of this License Agreement.

2.04 RTI hereby agrees to provide LICENSED TECHNOLOGY to BTMD commencing promptly after EFFECTIVE DATE. Such LICENSED TECHNOLOGY shall include at least the following:

a) the Deliverables set forth in Exhibit C; and

b) such onsite and offsite support service as may be reasonably necessary in the opinion of RTI to implement the Deliverables and assist BTMD in manufacturing LICENSED PRODUCTS.

Subject to timely payment of amounts otherwise due to RTI under this License Agreement, the support services shall be provided by RTI at no additional expense to BTMD.

2.05 RTI and BTMD each hereby agree to promptly inform the other of any IMPROVEMENT during TERM. All IMPROVEMENTS to LICENSED PRODUCTS developed or discovered by RTI or BTMD during TERM shall be owned by the party whose employee(s) made such improvement subject to conditions set forth in Section XIII. This License Agreement does not include terms for a cross-license and should not be read to include any such terms.

2.06 No license is hereby granted for any use by BTMD of LICENSED TECHNOLOGY or LICENSED PATENTS for any purpose other than the manufacture and sale of LICENSED PRODUCTS in LICENSED TERRITORY.

2.07 BTMD acknowledges and agrees that the license granted hereunder is subject to the terms and conditions of that certain Technology License Agreement dated June 23, 1995, by and between Thomas J. Shaw, as licensor, and RTI, as licensee. BTMD further acknowledges and agrees that Mr. Shaw shall be deemed to be a third party beneficiary of this License Agreement for all purposes. Neither RTI nor BTMD shall amend, modify, revise or otherwise change the Agreement without the prior written consent of Mr. Shaw or, as appropriate, his legal representatives, successors or assigns.

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2.08 BTMD acknowledges that RTI is presently having SYRINGES HAVING RETRACTABLE NEEDLES manufactured in the PRC by Double Dove Group, Ltd. for sale by RTI.

2.09 BTMD acknowledges and agrees that LICENSED PRODUCTS will be manufactured by BTMD only at the Baiyin FACILITY. If BTMD subsequently desires to manufacture LICENSED PRODUCTS at other locations in the PRC, BTMD will first notify RTI in writing of each such location.

2.10 The limited exclusivity granted by RTI to BTMD under Paragraph 2.01 shall be contingent upon BTMD’s satisfactory performance of its obligations under this License Agreement during TERM. If BTMD is unable for any reason during TERM, including the existence of any force majeure under Paragraph 17.05, to satisfy any demand by an unrelated third party for retractable syringes embodying LICENSED TECHNOLOGY in the PRC, RTI shall have the right to license other manufacturers or distributors to satisfy the demand, provided however that BTMD shall have a right of first refusal to supply such syringes according to the terms and conditions of the demand. BTMD’s right of first refusal must be exercised by BTMD by written confirmation to RTI within forty-five (45) days following receipt of written notice from RTI, which notice shall be accompanied by copy of a written offer or demand from said unrelated third party. Failure by BTMD to satisfy any such offer or demand following confirmation to RTI shall constitute a material breach of this License Agreement. RTI and BTMD will work together during the forty-five (45) day notice period to insure that the demand is a real offer from a genuine customer having the ability to purchase the requested number of syringes.

III. CONSIDERATION

3.01 In consideration of and for the rights and privileges granted by RTI to BTMD under this License Agreement, BTMD agrees to pay RTI a royalty on all LICENSED PRODUCTS sold or otherwise disposed of by BTMD during TERM, said royalty to be determined as follows:

a) Two and one-half U.S. cents (2.5¢) per unit on  1/2 cc, 3 cc and 5 cc syringes; and

b) Three and one-half U.S. cents (3.5¢) per unit on 1 cc and 10 cc syringes.

3.02 One-half (50%) of the royalty amount due under this License Agreement will be considered payment for the use of LICENSED PATENTS and one-half (50%) the royalty amount will be considered payment for the use of LICENSED TECHNOLOGY. The obligation of BTMD to pay the royalty amount for the LICENSED PATENTS from RTI during TERM shall continue provided that any claim of any issued patent or pending patent application of RTI in the PRC for the LICENSED PRODUCTS or the method of making them remains in force and effect. The obligation of BTMD to pay the royalty amount for the LICENSED TECHNOLOGY from RTI during TERM shall continue even if any or all patent rights of RTI in the PRC are found to be invalid or unenforceable for any reason.

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3.03 All royalty payments must be based upon units of LICENSED PRODUCTS actually manufactured by BTMD in any FACILITY. Royalty payments do not have to be made on units that remain in inventory at any FACILITY where they were manufactured except when this License Agreement is terminated or expired.

3.04 BTMD shall also pay to RTI within thirty (30) days of the EFFECTIVE DATE the net amount of U.S. $100,000, which shall be considered a deposit for royalty payments to be made under this License Agreement. The deposit of U.S. $100,000 shall be made as provided in Paragraph 3.10. The royalty due as set forth in Paragraph 3.01 for the first two CALENDAR QUARTERS after the EFFECTIVE DATE will be deducted from the U.S. $100,000 deposit. Any remaining amount of the U.S. $100,000 deposit shall be refunded to BTMD one (1) year after receipt by RTI of such deposit less any applicable deductions for late or overdue royalty payments.

3.05 The phrase “otherwise disposed of” as used in conjunction with a LICENSED PRODUCT means: (a) a LICENSED PRODUCT not sold but delivered by or for BTMD or a related company to others permitted under this License Agreement regardless of the basis for compensation, if any, and (b) a LICENSED PRODUCT put into use by BTMD or a related company for any purpose licensed hereunder other than routine testing.

3.06 The royalty owed to RTI by BTMD under this License Agreement shall be paid to RTI quarterly, with the first such payment due thirty (30) days following the end of the first CALENDAR QUARTER in which the first sale or other disposal by BTMD of LICENSED PRODUCTS occurs. Subsequent royalty payments shall be due and payable thirty (30) days after the end of each subsequent CALENDAR QUARTER during TERM.

3.07 Within fifteen (15) days after the end of each CALENDAR QUARTER during TERM, whether or not a royalty payment is due, BTMD will submit a royalty report to RTI by facsimile and mail setting forth in the English and Chinese languages and in reasonable detail the basis of calculating any royalty due RTI, including, but not limited to, identifying the total number of LICENSED PRODUCTS manufactured by BTMD during the preceding CALENDAR QUARTER according to the FACILITY where the LICENSED PRODUCTS were manufactured; the total number of LICENSED PRODUCTS BTMD has in inventory at each FACILITY at the end of the preceding CALENDAR QUARTER; the total number of and the number of each type of LICENSED PRODUCT sold or otherwise disposed of; and a list of all customers to whom LICENSED PRODUCTS have been shipped or sold during the preceding CALENDAR QUARTER. The first such report will include all LICENSED PRODUCTS sold or otherwise disposed of since EFFECTIVE DATE. A final report must be sent to RTI within sixty (60) days after termination or expiration of this License Agreement specifying the LICENSED PRODUCTS sold or otherwise disposed of since the immediately preceding report and LICENSED PRODUCTS made but not sold or otherwise disposed of as of the date of termination or expiration, and payment for all such LICENSED PRODUCTS must accompany the final report. When LICENSED PRODUCTS are returned prior to use, accepted for return and credited to a customer account, royalty previously paid on such products can be credited against royalty otherwise due during the next payment cycle provided that such returns are clearly identified in the royalty report by customer, product type, original shipping date, return date, reason for return, and disposition of

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product by BTMD. After termination or expiration of this License Agreement, when LICENSED PRODUCTS are returned prior to use, accepted for return and credited to a customer account within six (6) months after the termination or expiration of this License Agreement, royalty previously paid on such products will be credited by RTI, provided that such credit does not exceed 10% of the total royalty paid by BTMD for products held in inventory upon termination or expiration of this License Agreement.

3.08 BTMD shall maintain at each FACILITY, or at another place of business of BTMD that is identified to RTI in writing, a set of full and accurate books of account and records, including without limitation, production logs, sales and inventory reports, invoices and shipping records, as to all LICENSED PRODUCTS manufactured, inventoried, sold or otherwise disposed of by BTMD from each BTMD FACILITY. Such books of account and records shall be maintained in sufficient detail to permit RTI or its designated representative to readily determine the units manufactured daily, the disposition of all units manufactured, and the royalties payable under this License Agreement. BTMD agrees to permit a RTI employee or its designee to audit such books of account and records periodically on RTI’s behalf upon reasonable notice and at the sole expense of RTI. Any and all communication reports to RTI will be in both the English and Chinese languages.

3.09 If any royalty payment due to RTI under this License Agreement is not made when due, the payment shall accrue interest beginning on the first day following its due date, calculated at the prime rate applied by Citibank of New York, plus 2%, as of the date said payment is due or on the date the payment is made, whichever is higher (e.g., 4% prime rate plus 2% equals 6% interest). The delinquent payments, when made, shall be accompanied by all interest so accrued.

3.10 All royalty and other payments to be made pursuant to this License Agreement shall be in U.S. Dollars, shall be paid by electronic wire transfer of immediately available funds to RTI’s designated U.S. bank account and shall be free and clear of any deductions for taxes, duties, tariffs, fees, levies and the like to be paid in the PRC or any other country or territory outside the United States of America. To the extent that any such taxes, duties, tariffs, fees, levies and the like are payable in the PRC as a result of the royalty or other payments made pursuant to this License Agreement (including payments pursuant to this Paragraph 3.10), the gross amount of such royalty and other payments (including payments pursuant to this Paragraph 3.10) shall be increased by an amount which when added to the amount of such royalty and other payments (including payments pursuant to this Paragraph 3.10) will produce the net amount of royalty and other payments required to be paid to RTI pursuant to this License Agreement (other than payments required pursuant to this Paragraph 3.10).

3.11 BTMD agrees, at its own expense, to assist RTI as needed to obtain Chinese governmental approval for and to implement the royalty payment requirements set forth in this License Agreement.

3.12 BTMD agrees in good faith to use its best efforts to commercially exploit the manufacture and sale of LICENSED PRODUCTS for use in LICENSED TERRITORY during TERM.

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IV. TERM AND TERMINATION

4.01 This License Agreement will become effective as of the EFFECTIVE DATE. If any required governmental approval is not obtained by July 30, 2005, this License Agreement will be void and of no effect. The parties may agree to extend this date by mutual written consent.

4.02 Unless sooner terminated pursuant to conditions expressly stated herein, this License Agreement shall terminate on the last day of the TERM. The parties may agree to extend the license beyond the TERM by mutual written consent.

4.03 This License Agreement shall be terminable by RTI in its sole discretion for breach of any material term or condition of this License Agreement that remains uncured for forty-five (45) days following receipt by BTMD of written notice of such breach from RTI. BTMD hereby agrees that any late payment of royalty, non-payment of royalty, or failure to provide a timely royalty report containing all required information will constitute a material breach of this License Agreement unless such breach is waived by RTI in writing.

4.04 If the deposit set forth in Paragraph 3.04 is not received within thirty (30) days of the EFFECTIVE DATE, RTI shall have the right to terminate this License Agreement immediately upon written notice to BTMD.

4.05 RTI will have the right, but not the obligation, to terminate this License Agreement if it has not received net royalty payments from BTMD for at least twenty-five (25) million units during 2006. RTI will likewise have the right to terminate this License Agreement if RTI has not received net royalty payments from BTMD for at least fifty (50) million units during 2007 and one-hundred (100) million units per year for each year thereafter. BTMD shall not have the right to pay minimum royalties for units that are not manufactured in order to keep this License Agreement in force and effect.

4.06 This License Agreement shall terminate automatically, without necessity of notice to BTMD in the event BTMD makes an assignment for the beneficiary of creditors, is adjudicated bankrupt, becomes the subject of any voluntary or involuntary petition in bankruptcy or is appointed a receiver for it or any substantial part of its properties.

4.07 In the event that ownership or control of either RTI or BTMD is acquired by a third party (including any governmental agency or entity), the other party may terminate this License Agreement by giving at least one hundred and twenty (120) days prior written notice to the acquired party.

4.08 Upon expiration or termination of the license granted BTMD under this License Agreement, BTMD shall have the right to complete work in progress under a valid purchase order and to sell within PRC any LICENSED PRODUCTS then held in inventory subject to the payment to RTI of any royalties due RTI on said LICENSED PRODUCTS. Otherwise BTMD agrees not to manufacture or sell LICENSED PRODUCTS previously covered by this License Agreement after this License Agreement is expired or terminated.

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4.09 Upon termination of this License Agreement for any reason, BTMD shall immediately return to RTI all documents, drawings, electronic records or data files that embody any LICENSED SUBJECT MATTER. BTMD expressly agrees not to thereafter manufacture or assist others in manufacturing any product that would have been a LICENSED PRODUCT if made by BTMD during TERM.

V. CONFIDENTIALITY

5.01 Subject to Section XIII, during the TERM of this License Agreement and after the expiration or termination of this License Agreement, BTMD agrees not to disclose RTI’s LICENSED TECHNOLOGY, or the terms and conditions of the MOU and this License Agreement, to any third party (except as otherwise required by law, and then only after notice to RTI) without RTI’s prior written consent. BTMD further agrees not to use RTI’s LICENSED TECHNOLOGY to produce medical devices for third parties or to assist third parties in producing such devices except as permitted under this License Agreement. Subject to Section XIII, during the TERM of this License Agreement and after the expiration or termination of this License Agreement, RTI agrees not to disclose BTMD’s information that is of a confidential nature to any third party (except as otherwise required by law, and then only after notice to BTMD) without BTMD’s prior written consent. This obligation of confidentiality shall survive termination or expiration of this License Agreement. Any breach by either party of the requirements under this paragraph will be considered a breach of this License Agreement and acceptable grounds for immediate termination of this License Agreement and for the recovery of damages resulting from such breach.

5.02 The above restraints on use and disclosure will not apply to subject matter which:

a) Prior to the time of disclosure is already in the possession of the party receiving the disclosure or is independently developed by it;

b) At the time of disclosure or subsequent thereto is generally available to the public through no fault of the receiving party;

c) Subsequent to the disclosure becomes or is made available to the receiving party without restrictions as to use by a third party having the lawful right to do so; or

d) Is released for disclosure with the consent of the disclosing party.

VI. WARRANTIES

6.01 RTI hereby warrants that it has full power and authority to enter into this License Agreement, and that it owns, or has the right to use, the LICENSED TECHNOLOGY, LICENSED PATENTS and LICENSED TRADEMARKS. RTI further warrants that it has the power to authorize BTMD to use the same in connection with BTMD’s performance under this License Agreement. Except as to rights expressly granted to BTMD herein, this License Agreement shall

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not impede on any rights of RTI to sell, ship, market, or manufacture products that existed prior to the EFFECTIVE DATE of this License Agreement.

6.02 In compliance with Article 25 of China’s Regulations on Technology Import and Export Administration, RTI hereby warrants to BTMD that the LICENSED TECHNOLOGY is complete, accurate, effective and capable of accomplishing the agreed technical goal of producing reliable disposable, single-use medical devices having retractable needles as developed by RTI. This warranty is subject to:

a) BTMD complying with verification procedures to be established by RTI;

b) BTMD complying with Section XI of this License Agreement that allows RTI to determine whether LICENSED PRODUCTS made by BTMD meet the specifications as defined by RTI; and

c) The complete implementation by BTMD of specifications and procedures as recommended by RTI, including without limitation, matters such as plant and equipment design, installation and maintenance, raw materials specifications, employee staffing, qualifications and training, and use by BTMD of quality control procedures recommended by RTI.

6.03 Any financial liability of RTI under this Section VI shall be limited to the amount of payments already received by RTI from BTMD.

6.04 RTI hereby represents and warrants to BTMD that RTI is not aware of any ownership interest or intellectual property of any third party that will be infringed by the exercise of rights granted to BTMD in this License Agreement.

6.05 BTMD hereby represents and warrants to RTI that this License Agreement complies with all laws and regulations of the PRC.

6.06 BTMD hereby represents and warrants to RTI that BTMD will adhere to and comply with all laws and regulations of the PRC during performance under this License Agreement, and will promptly notify RTI upon receipt of any notice of violation of the laws and regulations of the PRC during TERM.

VII. REQUIRED APPROVALS

7.01 BTMD shall be responsible for complying with any procedures that may be required under the law or regulations of the PRC to obtain a registration certificate of technology import contract after execution of this License Agreement, and will pay any expenses related to such registration and promptly provide RTI with copy of the registration certificate and related approval documentation when issued.

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VIII. INDEMNIFICATION

8.01 BTMD and RTI each agrees to promptly notify the other in writing upon learning of the likelihood of an infringement of LICENSED SUBJECT MATTER by a third party.

8.02 BTMD shall indemnify, defend and hold RTI and its officers, directors, employees, and representatives harmless from and against any and all third party claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties and costs (including reasonable attorney’s fees) arising out of, related to or in connection with:

(a) any violation by BTMD of any law or regulation of the PRC;

(b) the sale, manufacture, packaging, advertising, distribution, testing, or use of the LICENSED PRODUCTS by BTMD or its customers, including product liability claims, product recalls and government regulatory actions;

(c) any representation made or warranty given by BTMD or its agents with respect to any LICENSED PRODUCT; and

(d) any wrongful or negligent acts or omissions on the part of BTMD’s employees, agents or representatives except to the extent caused by wrongful or negligent acts or omissions on the part of RTI’s employees, agents or representatives.

8.03 RTI shall indemnify, defend and hold BTMD and its officers, directors, employees, and representatives harmless from and against any and all third party claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties and costs (including reasonable attorney’s fees) arising out of, related to or in connection with:

(a) the breach of RTI’s warranties, representations, or covenants set forth in this License Agreement; and/or

(b) the wrongful or negligent acts or omissions on the part of RTI’s employees, agents or representatives except to the extent caused by wrongful or negligent acts or omissions on the part of BTMD’s employees, agents, or representatives.

8.04 When seeking indemnification under paragraphs 8.02 and 8.03, the party seeking indemnification must, as a condition of indemnification, provide the indemnifying party with: i) prompt notice of the reported or alleged defect, infringement, injury or claim; ii) the opportunity to investigate such claim, control the defense of such claim, and settle such claim at its discretion; iii) all information obtained by the party seeking indemnification relating to any complaint or to any claimed or actual defect or deficiency regarding any LICENSED PRODUCT, including, but not limited to, information relating to any legal proceeding involving BTMD or RTI, involving any LICENSED PRODUCT, or involving BTMD in connection with BTMD’s relationship with RTI; and iv) such additional information and assistance as the indemnifying party may reasonably require to defend against such claim. No settlement or compromise shall be binding on a party

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hereto without its prior written consent, which consent shall not be unreasonably withheld. Each party shall, to the extent allowed by law, regard as confidential information all matters referenced in this paragraph. Except as otherwise provided, neither party shall be liable for any special, incidental, indirect, or consequential damages arising out of or relating to this License Agreement.

8.05 RTI will assume the defense of any suit brought against BTMD for infringement of any patent or for wrongful use of proprietary information of any third party insofar as such suit is based on a claim that the infringement or wrongful use is attributable to BTMD’s application without substantial modification of INFORMATION and LICENSED TECHNOLOGY supplied under this License Agreement.

8.06 The obligations of RTI stated in Paragraph 8.05 apply only if (a) BTMD promptly informs RTI in writing of any claim within the scope of Paragraph 8.05, (b) RTI is given exclusive control of the defense of such claim and all negotiations relating to settlement and, (c) BTMD assists RTI in all necessary respects in conduct of the suit.

IX. TRADEMARKS

9.01 The LICENSED TRADEMARKS shall remain the exclusive property of RTI. BTMD shall use the LICENSED TRADEMARKS only in accordance with RTI’s written instructions and acceptable trademark practices, and only on goods made in accordance with RTI’s usual quality standards, as outlined in Section XI below. Nothing contained herein shall be construed as conferring any license in favor of BTMD to any other trademarks owned or claimed to be owned by RTI.

9.02 BTMD shall promptly bring to the attention of RTI any improper or wrongful use of any of the LICENSED TRADEMARKS by third parties which may come to the attention of BTMD.

X. LABELING

10.01 BTMD shall label packaging for each of LICENSED PRODUCTS with the words “Made Under License from Retractable Technologies, Inc.” to indicate use by BTMD of RTI LICENSED TECHNOLOGY. The words “Retractable Technologies, Inc.” shall be printed in English. BTMD shall also label packaging for each of LICENSED PRODUCTS with the number(s) of any Chinese patent or Chinese published patent application of RTI that is applicable to such LICENSED PRODUCTS and shall mark all syringes with .

10.02 BTMD shall size, position, and attend to the other physical properties of the labeling mentioned in Paragraph 10.01. However, such labeling must be submitted in writing and approved by RTI in writing before implementation of any such labeling by BTMD.

10.03 Failure to label LICENSED PRODUCTS and any packaging and packaging material in accordance with Paragraph 10.01 will be considered a default under this License Agreement.

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10.04 BTMD shall not affix or apply to any of the LICENSED PRODUCTS any trademark or other name, logo or emblem, other than its own, without the prior written permission of RTI. It is understood and agreed that all labeling of LICENSED PRODUCTS and any packaging and packaging materials shall fully comply with the labeling requirements of any necessary regulatory bodies.

XI. QUALITY

11.01 Specifications and Drawings. RTI shall provide BTMD with the component Specifications, Quality Assurance acceptance documentation and components drawings needed to produce serviceable LICENSED PRODUCTS but does not warrant the usefulness of products made outside such specifications.

11.02 Quality Control. BTMD shall perform the quality control tests on the LICENSED PRODUCTS as prescribed by RTI for the LICENSED PRODUCTS. RTI shall have the right to have an employee present on site at all times at each FACILITY where LICENSED PRODUCTS or component parts of LICENSED PRODUCTS are made or packaged. One or more designated representative(s) of RTI shall also have the right to visit any location where LICENSED PRODUCTS are being manufactured, packaged or stored by BTMD during TERM during regular business hours to observe the manufacturing and subsequent handling of LICENSED PRODUCTS. BTMD will permit such representative(s) to observe all work and storage areas, and business records of BTMD as needed to monitor compliance with product specifications and with this License Agreement. BTMD shall provide RTI with advance written notice of any proposed changes to the specifications, method of manufacture, associated facilities or other validated processes associated with any of the LICENSED PRODUCTS.

11.03 Records. BTMD shall maintain a set of records in English for inspection by RTI of all quality control procedures and all quality records related to LICENSED PRODUCTS.

11.04 Product Complaints. BTMD shall be responsible for all product complaints and the handling of these complaints in a manner that satisfies the governing regulatory requirements. A “Complaint” shall be defined as any negative product feedback, whether verbal, written or otherwise, from a clinical end user of a LICENSED PRODUCT. BTMD agrees to maintain complete and accurate records of all complaints received and to make them available upon request for inspection and copying by authorized agents or representatives of RTI. Such records shall include at a minimum the identity of the complainant, the nature of the complaint, the investigation undertaken in response to the complaint, the conclusion reached, and any corrective action taken.

XII. INTELLECTUAL PROPERTY

12.01 RTI owns, or has the right to use, the LICENSED TECHNOLOGY and all industrial and intellectual property rights of any kind in relation to the LICENSED TECHNOLOGY including, LICENSED PATENTS, registered or other designs, copyrights, LICENSED TRADEMARKS and any trade names, manufacturing and assembly methodologies and techniques, and any other confidential information related to the assembly of the LICENSED PRODUCTS and

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IMPROVEMENTS. Nothing contained in this License Agreement shall give BTMD any right of ownership in or to the LICENSED TECHNOLOGY or in any intellectual property relating to the LICENSED TECHNOLOGY. LICENSED TECHNOLOGY and related intellectual property and confidential information is provided to BTMD under this License Agreement for the sole purpose of enabling BTMD to manufacture the LICENSED PRODUCTS for sale to third parties and for use only in the PRC.

XIII. IMPROVEMENTS

13.01 Any IMPROVEMENT to LICENSED PRODUCTS made during TERM will be owned by the party whose employee(s) made such IMPROVEMENT subject to the following conditions:

a) IMPROVEMENTS to LICENSED TECHNOLOGY or LICENSED PRODUCTS made by employees of BTMD during the TERM will be promptly disclosed to RTI and made available for use by RTI and its other existing licensees and manufacturers.

b) IMPROVEMENTS to LICENSED TECHNOLOGY or LICENSED PRODUCTS made by employees of BTMD that cannot be practiced without also using unexpired patent rights or know-how of RTI will not be practiced by BTMD except during the TERM.

c) IMPROVEMENTS to LICENSED TECHNOLOGY or LICENSED PRODUCTS made by employees of BTMD that cannot be practiced without also using unexpired patent rights or know-how of RTI will not be licensed or disclosed by BTMD or its employees to third parties.

d) IMPROVEMENTS to LICENSED TECHNOLOGY or LICENSED PRODUCTS made by employees of RTI during the TERM will be promptly disclosed to BTMD and BTMD may use such improvements to produce LICENSED PRODUCTS during the TERM, but will not disclose such improvements to others either during or after the expiration or termination of this License Agreement.

XIV. LIMITATION ON ASSISTANCE TO COMPETITORS

14.01 LICENSED PRODUCTS manufactured under this License Agreement will not be sold by BTMD, or by its agents or affiliates, to competitors of RTI for resale in the PRC or in other countries without the express written consent of RTI. Competitors to whom sales are prohibited specifically include, without limitation, Becton Dickinson, B. Braun, Terumo, OMI and Tyco. BTMD also agrees not to manufacture other products having retractable needles for such competitors of RTI during the TERM. BTMD agrees that if this provision is determined to be invalid or unenforceable under applicable law, it shall be disregarded and the remainder of this License Agreement shall still be valid and enforceable as written.

14.02 BTMD further agrees not to assist any other person or entity in producing products having retractable needles during TERM, or for three years thereafter if BTMD materially breaches this License Agreement during TERM.

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XV. DEVIATIONS

15.01 BTMD may submit to RTI proposed deviations in the specification for any LICENSED PRODUCT to be considered by RTI for acceptance from time to time. However, any such deviation not approved by RTI in writing before implementation by BTMD shall void any warranty or indemnity otherwise provided by RTI under this License Agreement.

15.02 BTMD may also submit to RTI proposed new retractable syringe sizes to be considered by RTI for acceptance from time to time. However, such requests must be submitted in writing and approved by RTI in writing before implementation of any such size by BTMD.

XVI. NOTICES

16.01 All notices hereunder shall be delivered personally, or by registered or certified mail (postage prepaid), or by recognized private mail carrier or by facsimile with a confirmation copy sent by registered or certified mail (postage prepaid), to the following addresses of the respective Parties:

If to RTI:
Retractable Technologies, Inc. 511 Lobo Lane Little Elm, Texas 75068 (972) 292-0730 (Fax) Attention: Thomas J. Shaw Chief Executive Officer and President

With a copy to:	Retractable Technologies, Inc. Legal Department 511 Lobo Lane Little Elm, Texas 75068 (972) 292-1630 (Fax) Attention: Michele Larios General Counsel

If to BTMD:
Baiyin Tonsun Medical Device Co., Ltd.
No. 2 Industry District of Chinese Academy of Science Baiyin City, Gansu Province People’s Republic of China 0931 844 7686 (Fax) Attn: Zhu Shiming President

16.02 Notices shall be effective upon receipt if personally delivered or delivered by facsimile, or on the sixth business day following the date of mailing or the carrier receipt date if by

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private mail carrier. A party may change its address listed above by written notice to the other party.

XVII. MISCELLANEOUS

17.01 Governing Law. The laws of the United States of America and the laws of the State of Texas will govern the interpretation and enforcement of this License Agreement, without regard to conflicts of law or choice of law principles that would produce a contrary result.

17.02 Headings. Headings in this License Agreement are for purposes of reference only, and have no independent significance and shall not limit or otherwise affect any provision hereof.

17.03 Dispute Resolution. Any dispute between the parties that arises under the terms and conditions of this License Agreement and that is not expressly controlled by terms and conditions stated in this License Agreement shall be resolved by arbitration as follows:

(a) Each party will designate an individual representative (“Representative”) who will have the authority to represent such party in all matters concerning the transactions contemplated by this License Agreement. All communications should be addressed to the designated Representative. The initial Representative from RTI will be Thomas J. Shaw, President and Chief Executive Officer, and the initial Representative from BTMD will be Zhu Shiming, President.

(b) In the event any dispute arises relating to this License Agreement, the Representatives shall promptly meet and attempt to resolve it through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within thirty (30) days after they commence discussions regarding same, and do not agree to extend the time for resolution of the issue at the end of their meeting, then either Party may initiate alternative dispute resolution in accordance with Section 17.03 (c).

(c) Any claim, dispute, or controversy arising out of or relating to this License Agreement during the TERM, and subsequent to the expiration or any earlier termination of this License Agreement, that is not resolved in accordance with the provisions of Sections 17.03 (a) and (b) shall be submitted to mediation by a recognized mediator at times and places to be determined by agreement.

(d) If the parties are unable to resolve all issues through mediation, BTMD and RTI agree to submit any remaining issue(s) for resolution by the China International Economic and Trade Arbitration Commission (“CIETAC”), provided that the arbitration panel includes two non-Chinese members, at least one of whom will be American. The arbitration shall follow the rules of CIETAC, and the arbitration proceedings shall be conducted in English and shall take place in Beijing. The arbitration award shall be final and binding upon both parties.

17.04 Choice of Language. BTMD and RTI agree that this License Agreement is being negotiated and initially executed in the English language, and shall be subsequently translated as soon as possible into a corresponding Chinese language version that shall be approved and

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executed by both parties. The English and Chinese language versions shall then be submitted for any governmental approval that may be required in the PRC. In the event of controversy between the parties respecting the interpretation or application of the terms of this License Agreement, this English language version of the License Agreement will be considered to be controlling to the maximum extent, if any, permissible under Chinese law and under the rules of CIETAC.

17.05 Force Majeure. Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money) shall not be considered a breach of this License Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God. Any other delay on the part of BTMD that is the result of an unforeseeable cause beyond the control of, and without the fault or negligence of, BTMD (for example, labor strike) shall not be considered a breach of this License Agreement provided that RTI consents to such delay in writing. The affected party shall give prompt notice to the other party of such cause, and shall take promptly whatever reasonable steps are necessary to relieve the effect of such cause. If such event prevents or will prevent performance of a material provision of this License Agreement by one party for more than six (6) months, then the other party may immediately terminate this License Agreement upon written notice to the non-performing party.

17.06 Assignment. BTMD may not assign any rights under this License Agreement without the written consent of RTI. RTI shall have the right to assign this License Agreement upon written notice to BTMD.

17.07 Amendments. No provision of this License Agreement may be changed, modified, cancelled or otherwise amended during TERM except in writing upon mutual agreement of RTI and BTMD.

17.08 Entire Agreement. This License Agreement constitutes the entire understanding of the parties with respect to the material covered hereby and may be amended or modified only by a written instrument executed by the parties hereto.

17.09 Severability. This License Agreement is subject to the restrictions, limitations, terms and conditions of all applicable laws, governmental regulations, approvals and clearances. If any term or provision of this License Agreement shall for any reason be held void, invalid, illegal or unenforceable in any respect under the law of either the PRC or the United States of America, such term or provision shall first be reformed if possible to give the maximum possible effect to the intentions of the parties as stated in the original agreement, and otherwise, that such invalid or unenforceable provision be disregarded and the remainder of the agreement be construed and enforced so as to give the maximum possible effect to the intentions of the parties as stated in the original agreement.

17.10 Waiver. No waiver of any term, provision or condition of this License Agreement shall be valid unless made in writing and delivered to the non-waiving party. No waiver of any term, provision or condition of this License Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any

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such term, provision or condition or of any other term, provision or condition of this License Agreement. Failure by either party to enforce any right under this License Agreement shall not be construed as a waiver of such rights nor shall a waiver by a party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

The parties, having read and been given the opportunity to confer with legal counsel regarding the terms and conditions of this License Agreement, and intending to be bound by the terms and conditions hereof, have caused this License Agreement to be signed in duplicate originals in both the English and Chinese languages by their duly authorized representatives to become effective as of EFFECTIVE DATE.

BAIYIN TONSUN MEDICAL DEVICE CO., LTD.		RETRACTABLE TECHNOLOGIES, INC.

By:	/s/ Zhu Shiming	By:	/s/ Thomas J. Shaw

Title:	President	Title:	CEO

Date:	5/13/5	Date:	5/13/5

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EXHIBIT A

Licensed Patents

Name	Chinese Patent Information
1. Nonreusable Syringe with Front Retraction	Chinese Patent Application Number: 94193486.1 Chinese Patent Number: CN1108832C International Application Number: PCT/US94/10235 International Publication Number: WO 95/08358

2. Tamperproof Retractable Syringe	Chinese Patent Application Number: 96193698.3 Chinese Patent Number: ZL96193698.3 International Application Number: PCT/US96/05711 International Publication Number: WO 96/35463

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Exhibit B

Licensed Trademarks

U.S. Trademark Registration Number	Mark
1. 2,630,796	VANISHPOINT (& Design)

2. 2,638,512	VANISHPOINT (& Design)

3. 2,661,771	VANISHPOINT

4. 2,868,981	THE NEW STANDARD FOR SAFETY

5. 2,639,450	Spot Design

6. 2,253,476	Spiral Logo

Chinese Trademark Serial Number	Mark
1.	VANISHPOINT

2.	RETRACTABLE TECHNOLOGIES

3.	RT (& Design)

4.	Spot Design

5.	Spiral Logo

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Exhibit C

Deliverables

1.	Component Specifications

2.	Label Specifications

3.	Packaging Specifications

4.	Process Specifications

5.	Purchasing Specifications

6.	Reference Drawings

7.	Assembly Procedures

8.	Design Controls Procedures

9.	Identification and Traceability Procedures / Product Assembly Sheets

10.	Inspection Procedures

11.	Molding Procedures

12.	Packaging Procedures

13.	Purchase Controls

14.	Statistical Techniques

15.	Validation Procedures

16.	Any other information RTI deems necessary to produce the LICENSED PRODUCTS

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